Dorsey & Whitney LLP
                          1420 Fifth Avenue, Suite 3400
                            Seattle, Washington 98101

                                 August 8, 2000


Pawnbroker.com, Inc.
85 Keystone, Suite A
Reno, NV 89503


     Re: Registration Statement on Form S-1 for Selling Shareholders

Ladies and Gentlemen:

     We have acted as counsel to Pawnbroker.com, Inc., a Delaware corporation (the "Company"), in connection with a Registration Statement on Form S-1 (the "Registration Statement") filed July 31, 2000, relating to the resale of an aggregate of 9,831,091 Company common shares (the "Shares") by Lamothe Investment Corp. ("Lamothe"), Gestrow Investments Limited ("Gestrow"), and Ladenburg Thalmann & Co. Inc. ("Ladenburg"). The Shares are issuable by the Company as follows: (i) 8,727,273 shares that may be sold by the Company to Gestrow pursuant to a common stock purchase agreement dated July 6, 2000 (the "Gestrow Stock Purchase Agreement"); (ii) an aggregate of 668,524 shares issuable upon the exercise of two warrants exercisable by each of Gestrow and Ladenburg (the "Gestrow and Ladenburg Warrants"); (iii) 58,824 shares issuable upon the exercise of a warrant exercisable by Lamothe (the "Lamothe Warrant"); and (iv) 376,470 shares issuable upon the conversion of a nine percent (9%) convertible debenture held by Lamothe (the "Lamothe Debenture"). Each of the Gestrow Stock Purchase Agreement, the Gestrow and Ladenburg Warrants, the Lamothe Warrant, and the Lamothe Convertible Debenture are hereafter referred to as the "Instruments".

     We have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of the opinions set forth below. In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or


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Pawnbroker.com Inc.
85 Keystone Suite A
Reno NV 89503
August 8, 2000
Page 2



instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinions, we have relied upon certificates of officers of the Company and of public officials.

     Based on the foregoing, we are of the opinion that the Shares to be issued to the Selling Shareholders under the terms of the Instruments have been duly authorized and, upon issuance, delivery and payment therefor in accordance with the terms of the Instruments as described in the Registration Statement, will be validly issued, fully paid and nonassessable.

     Our  opinions   expressed  above  are  limited  to  the  Delaware   General
Corporation Law.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.


                                            Very truly yours,

                                            /s/ Dorsey & Whitney LLP